EXHIBIT 10.43
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS EXHIBIT, AND SUCH CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
STAND-BY LICENSE AGREEMENT
STAND-BY LICENSE AGREEMENT (this “Stand-by License Agreement”) dated December 18, 2009 by and among REGENTS OF THE UNIVERSITY OF MINNESOTA, a constitutional educational corporation under the laws of the state of Minnesota, having an office at 1000 Westgate Drive, Suite 160, St. Paul, Minnesota 55114, (“University”); ABT HOLDING COMPANY, a Delaware corporation formerly called Athersys, Inc. and which is now a wholly-owned subsidiary of Athersys, Inc., having an office at 3201 Carnegie Avenue, Cleveland, Ohio 44115, (“ABT”); and PFIZER INC., a Delaware corporation having an office at 235 East 42nd Street, New York, New York 10017 (“Pfizer”).
WHEREAS, MCL LLC and the University entered into an Exclusive License Agreement dated May 17, 2002 (the “License Agreement”) and an Ownership Agreement dated May 17, 2002 (“Ownership Agreement”);
WHEREAS, MCL LLC was merged into ReGenesys LLC, a wholly-owned subsidiary of ABT, on November 4, 2003 and as a result thereof, ReGenesys LLC became the owner of the “Company Technology” and “Company Patents” and the licensee of the “University Technology” and “University Patents”, each as defined in the License Agreement and the Ownership Agreement;
WHEREAS, by a Technology and Contract Assignment and Assumption Agreement of May 5, 2006 ReGenesys assigned to Athersys, Inc. (now ABT) all rights, title and interest granted to MCL LLC / ReGenesys LLC by the Ownership Agreement and licensed to it by the License Agreement;
WHEREAS, in connection with its activities to develop and commercialize the Technology (as defined in the License Agreement and the Ownership Agreement) in the Pfizer Field (as defined below), ABT proposes to sublicense its rights under the License Agreement, and license its rights under the Ownership Agreement, to Pfizer in the Pfizer Field under a Collaboration and License Agreement to be entered by and among Pfizer, ABT and Athersys, Inc. on or around December 18, 2009 (“Pfizer-Athersys Collaboration Agreement”) and Pfizer has asked the University to provide Pfizer with certain assurances regarding Pfizer’s rights under certain circumstances.
WHEREAS, the University has agreed to provide such assurances to the extent set forth below.
NOW THEREFORE in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, agreeing to be legally bound, agree as follows.

1. Definitions.
Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Pfizer- Athersys Collaboration License Agreement, unless otherwise indicated. For the purposes of this Stand-by License Agreement:
1.1 “Affiliate” means any company which (directly or indirectly) controls, is controlled by or is under common control with, that party.
1.2 “Effective Time” means the effective date on or by which the License Agreement is terminated by the University for any reason including for breach thereof by ABT, to the extent ABT’s breach is not caused by Pfizer’s breach of the Pfizer-Athersys Collaboration Agreement.
1.3 “Pfizer Field” means the Pilot Indication and, if applicable, the Major Indication, each as may be revised from time to time pursuant to the terms and conditions of the Pfizer-Athersys Collaboration Agreement.
2. Acknowledgement of rights under License Agreement. The University acknowledges and confirms to the best of its knowledge:
(a) the accuracy of the recitals above in relation to the transfer of rights in the Technology under the License Agreement and the Ownership Agreement and fully acknowledges and confirms that, as between the University and ABT, ABT is the sole and rightful licensee under the License Agreement and holds all rights, title and interest granted to it in accordance with the License Agreement. The University further acknowledges and confirms that as far as it is aware any and all requirements specified, for the transfer and/or assignment of all rights, interest and title granted under the License Agreement from the original licensee (MCL, LLC) to ABT, have been observed, and to the extent that any such requirement(s) has not been observed, the University hereby waives all and every such requirement;
(b) that the federal government has made no claims to any rights in the Technology and that it is not aware of such federal rights or claims to such rights for the Athersys Patent Rights to which the University has an ownership interest, listed in Schedule 1.83 of the Athersys-Pfizer Collaboration Agreement as of the Effective Date of that Agreement (excepting PCT/US09/65128 for which the existence and extent of federal rights has not yet been evaluated). The University further acknowledges and confirms to the best of its knowledge and subject to article 3.2 of the License Agreement, the University owns or has acquired the exclusive rights (including all patents and other intellectual property) to the Technology which is the subject of the License Agreement;
(c) that ABT has met the obligations imposed under article 4.1(a), (b), (c) and (e) of the License Agreement. To the extent that any such obligations have not been met by ABT in regard to the Field, the University hereby waives all and every such obligation;

(d) that all Institutions which are a party to a Material Transfer Agreement (as provided at Exhibit C to the License Agreement) are listed in Schedule 1 of this Stand-by License Agreement and that the University has not been notified of, and is not otherwise aware of, any Biological Material Inventions in accordance with a Material Transfer Agreement (as provided at Exhibit C to the License Agreement), except those set out in Schedule 2;
(e) as of the date of this Stand-by License Agreement, the License Agreement remains in full force and effect and the University has not given any notice to ABT of any default by ABT or any of its Affiliates under the License Agreement, or to terminate the License Agreement; and
(f) the Pfizer-Athersys Collaboration Agreement fulfills all of the requirements for sublicenses as set forth in Section 3.1(c) of the License Agreement).
3. Amendments to the License Agreement.
(a) With effect from the date of this Stand-by License Agreement, the License Agreement shall be deemed amended as follows:
(i) article 1.1: shall read “‘University Technology’ shall mean that part of the Technology that is owned by the University pursuant to that certain Ownership Agreement dated as of the Effective Date, and including any Biological Material Inventions to the extent that the University has acquired any such rights under article 3.3 or will acquire any such rights under article 3.4 (if a license agreement is executed pursuant to such article) of a Material Transfer Agreement.”
(ii) sub-article 4.1(d) shall be deleted in its entirety;
(iii) article 4.2 (second sentence): shall read “The Company shall, and it shall require and cause any assignees or Sublicensees to, substantially manufacture Licensed Products, or any portion thereof that embodies or is produced through use of an invention which is subject to the rights of the Federal Government of the United States of America, in the United States if the Licensed Product or portion thereof that embodies or is produced through use of an invention which is subject to the rights of the Federal Government of the United States of America, is to be sold in the United States unless the Company is granted a waiver of these restrictions by the United States of America”.
(iv) article 3.4 (addition after article 3.3): shall read “In respect of a Biological Material Invention, the University shall within ten (10) days, following disclosure by an Institution, determine whether or not it will exercise its Option as defined under the Material Transfer Agreement. If it decides not to exercise the Option it shall notify the Company and at the request of the Company will assign the Option free of charge before expiry of the Option Period”
(v) article 3.5 (addition after article 3.4): shall read “If neither the University nor the Company decide to exercise the Option in respect of a Biological Material Invention and the University, having been notified by the Institution of its intention to grant a third party license, will within ten (10) days notify the Company if it elects not to exercise its right of refusal and will immediately assign the right free of charge to the Company within the notice period.”

(vi) article 5.1.6 (addition after article 5.1.5): shall read ”Minimum Royalties. Commencing in 2010, the Company shall pay to the University annual minimum royalties of [$*] per calendar year payable upon invoice from the University.”
(b) University and ABT agree not to amend the License Agreement in any way that would materially affect the rights that would be granted to Pfizer if the Pfizer License Agreement (as defined below) were entered as of the effective date of the Pfizer-Athersys Collaboration Agreement.
4. Grant of Stand-By License to Pfizer.
(a) University grants to Pfizer and Pfizer’s Affiliates all rights and licenses granted by the University under the License Agreement effective as of the Effective Time, on the same terms and conditions such rights and licenses were granted under the License Agreement immediately prior to the Effective Time without any need for further action by Pfizer, the University or ABT (or by any Affiliate of ABT) (such grant by the University to Pfizer, the “Pfizer License Agreement”), provided however that the “Field of Use” in the Pfizer License Agreement will be limited to the Pfizer Field.
(b) Following the Effective Time, (i) notwithstanding the scope of the Pfizer Field, Pfizer’s payment obligations under the Pfizer License Agreement shall be the same as what ABT’s payment obligations would have been under the License Agreement if the License Agreement had remained in effect; and (ii) Pfizer’s activities under the Pfizer License Agreement shall be the same as those of ABT under the License Agreement, accepting that Pfizer only has rights to develop and commercialize Licensed Products in the Field.
(c) University agrees that if the University assigns its rights under the License Agreement or any of the intellectual property thereunder to a third party assignee, the University shall cause such assignee to be bound in writing by the terms of this Stand-by License Agreement that are applicable to the University.
5. Termination.
(a) This Stand-By License Agreement shall terminate upon written notice by ABT, which notice can be provided upon termination of the Pfizer-Athersys Collaboration Agreement by Athersys pursuant to Section 16.1 (a), (e) and (f) of Pfizer-Athersys Collaboration Agreement or by Pfizer pursuant to Section 16.1(d) of Pfizer-Athersys Collaboration Agreement; or
(b) The provisions of Section 3(a) shall survive termination or expiration of this Stand-by License Agreement.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

6. U.S. Bankruptcy Code. All rights and licenses granted under or pursuant to this Stand-by License Agreement by ABT are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that Pfizer, as licensee of intellectual property under this Stand-by License Agreement or the Pfizer License Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The parties further agree that in the event of a rejection of this Stand-by License Agreement or the Pfizer License Agreement by ABT in any bankruptcy proceeding by or against ABT under the U.S. Bankruptcy Code, (i) Pfizer shall be entitled to receive from the University, to the extent in its possession or control, or otherwise from ABT a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Pfizer’s possession, shall be promptly delivered to it upon Pfizer’s written request therefore, and (ii) ABT shall not interfere with Pfizer’s rights to intellectual property and all embodiments of intellectual property, and ABT shall assist and not interfere with Pfizer in obtaining intellectual property and all embodiments of intellectual property from the University. The term “embodiments” of intellectual property includes all tangible, intangible, electronic or other embodiments of rights and licenses hereunder, including all compounds and products embodying intellectual property, Licensed Products, filings with Regulatory Authorities and related rights and technology.
7. Notices. Any notice required or permitted hereunder shall be sent by registered or certified mail or by an equivalent delivery service capable of verification to the relevant addresses stated below, or by telefacsimile to the relevant fax numbers below, or to such other addresses or fax numbers that the relevant receiving parties may provide in the future by notice in writing in accordance with this Section 7.

If to University:	Office for Technology Commercialization
Regents of the University of Minnesota
1000 Westgate Drive, Suite 160

St. Paul, MN 55114
Facsimile No. (612) 624 6554

If to ABT:	ABT
3201 Carnegie Avenue
Cleveland, Ohio 44115
Attn: President
Fax: 216-361-9495

If to Pfizer:	Pfizer Inc.
235 East 42nd Street
New York, New York 10017-5755
Attn: [*]
Fax: [*]

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

8. Miscellaneous.
(a) This Agreement may not be assigned without the prior written consent of each party hereto except assignment by Pfizer to any of its Affiliates or by any party in connection with the successors of the entire business and assets of the respective party hereto. This Agreement shall not constitute any party as the joint venturer, legal representative or agent of any other party hereto and no party hereto shall have the right or authority to assume or create any obligation on the part of any among the parties with respect to their collective subject matter.
(b) The parties agree that if any of the terms and conditions of this Agreement were not performed in accordance with the terms and conditions herein and, accordingly, each party may be entitled to obtain an injunction to prevent any breaches and to obtain specific performance of the terms and conditions herein in addition to any other remedy available at law or in equity.
(c) This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota, without giving effect to its conflicts of law principles. The parties shall bring any action arising under this Agreement in Hennepin County District Court.
(d) This Agreement and the License Agreement together supersede all prior agreements or understanding between the parties with respect to such subject matter. In the event of any conflict between this Agreement and the License Agreement, the terms and conditions of this Agreement shall prevail.
(e) The University is not liable for any indirect, consequential, special damages of any kind, including lost profits or lost business opportunities for any claim or cause of action arising out of this Stand-By License Agreement.
(f) This Agreement may be executed in any two or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.
REGENTS OF THE UNIVERSITY OF MINNESOTA

/s/ James D. Hines

By:	James D. Hines
Title:	Contracts Manager, Office for Technology Commercialization

ABT HOLDING COMPANY

/s/ William O. Lehmann

By:	William O. Lehmann
Title:	President

PFIZER INC.

/s/ Polly A. Murphy

By:	Polly A. Murphy
Title:	Vice President
Worldwide Business Development

SCHEDULE 1
LIST OF MATERIAL TRANSFER AGREEMENTS

#	Institution / Investigator	Scope	Effective Date	Status	Standard Template
	[*]	[*]	[*]	[*]	[*]

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

SCHEDULE 2
NOTIFIED BIOLOGICAL MATERIAL INVENTIONS
[*]

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.